Exhibit 15(iii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                                    EXHIBIT B
                                     to the
                                Distribution Plan

                        Municipal Securities Income Trust
                   Fedreated California Municipal Income Fund
                                 Class A Shares


         This Distribution Plan is adopted by between Municipal Securities Income Trust with respect to the Class of Shares of the Federated California Municipal Income Fund set forth above.

         In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the Class A Shares of Federated California Municipal Income Fund held during the month.

         Witness the due execution hereof this 1st day of December, 1997.



                                    Municipal Securities Income Trust


                                    By: /s/ John W. McGonigle
                                    Name:  John W. McGonigle
                                    Title:  Executive Vice President